EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-126768) and Form S-3 (No. 333-170454) of LMI Aerospace, Inc. (the “Company”) of (1) our report dated December 24, 2012, relating to the December 31, 2011 and December 31, 2010 restated consolidated financial statements of Valent Aerostructures, LLC (“Valent”), (2) our report dated December 24, 2012, relating to the December 31, 2009 restated consolidated financial statements of Tech Aerospace Group, LLC and (3) our report dated December 26, 2012, relating to the September 30, 2012 and September 30, 2011 consolidated financial statements of Valent, each appearing in this Current Report on Form 8-K/A of the Company.

/s/ Mayer Hoffman McCann P.C.
Mayer Hoffman McCann P.C.
Leawood, Kansas
January 16, 2013